Exhibit 99.1

Towers Watson Reports Third Quarter Adjusted Diluted EPS of $1.37

Increasing Expected Fiscal 2011 Adjusted EPS Range to $4.40 to $4.43

NEW YORK--(BUSINESS WIRE)--May 5, 2011--Towers Watson (NYSE, NASDAQ: TW), a leading global professional services company, today announced financial results for the third quarter of fiscal year 2011, which ended March 31, 2011.

Revenues were $866 million for the quarter, an increase of 8% (6% constant currency) from $804 million for the third quarter of fiscal 2010. On an organic basis which excludes the impact of changes in foreign currency exchange rates, acquisitions and divestitures, revenues increased 6% from the prior-year third quarter.

EBITDA for the third quarter of fiscal 2011 was $144 million, or 17% of revenues, an increase from $84 million, or 10% of revenues, for the prior-year third quarter. Adjusted EBITDA for the third quarter of fiscal 2011 was $178 million, or 21% of revenues, an increase from $132 million, or 17% of revenues, for the prior-year third quarter. Adjusted EBITDA excludes transaction and integration costs as well as non-cash stock-based compensation arising from the merger. The increase in revenues drove the increases in EBITDA and Adjusted EBITDA.

Net income attributable to controlling interests for the third quarter of fiscal 2011 was $69 million, an increase from $9 million for the prior-year third quarter. Diluted earnings per share were $0.94 for the quarter, and adjusted diluted earnings per share were $1.37 for the quarter. Adjusted diluted earnings per share increased 49% from the prior-year third quarter. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger, amortization of merger accounting intangible assets and non-recurring other income. The normalized income tax rate was 35% for the quarter.

“The company performed very well this quarter. Our organic revenue growth combined with the contributions from our newly acquired businesses resulted in strong financial performance,” said John Haley, chief executive officer. “We continue on the path of realizing significant benefits from the merger. With our diversified portfolio of services and deep talent pool, we remain committed to growing our business to meet our clients’ needs.”

Third Quarter Company Highlights

Benefits

For the quarter, the Benefits segment had revenues of $509 million, an increase of 9% (6% organic) from $466 million in the prior-year third quarter. Revenues increased in all lines of business: Retirement, Technology and Administration Solutions and Health and Group Benefits. The third fiscal quarter is seasonally strongest in Retirement, and revenues increased in all geographic regions. The organic revenue growth in Technology and Administration Solutions resulted from increased revenues at both new and existing clients in EMEA. Revenues increased in Health and Group Benefits due to an increase in client demand. The Benefits segment had a Net Operating Income (“NOI”) margin of 37% in the third quarter of fiscal 2011.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $208 million, an increase of 8% (3% organic) from $193 million in the prior-year third quarter. Revenue increases in Risk Consulting and Software and Investment Consulting were offset in part by a decline in Brokerage. The overall segment organic revenue increase was primarily due to increases in risk consulting in EMEA and North America. The Risk and Financial Services segment had an NOI margin of 32% in the third quarter of fiscal 2011.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $124 million, an increase of 1% (8% organic). Organic revenues increased in all lines of business: Executive Compensation, Rewards, Talent and Communication and Data, Surveys and Technology. Revenues increased due to an increase in activity across a broad array of services and in all geographic regions. The Talent and Rewards segment had an NOI margin of 11% in the third quarter of fiscal 2011.

Other Income

The company recorded $7 million of other income during the quarter due primarily to the non-recurring gain of $6 million from the sale of eValue, a financial modeling software. The $6 million of non-recurring other income is excluded from adjusted diluted earnings per share, and all other income is excluded from EBITDA and adjusted EBITDA.

Outlook for Fiscal 2011

For fiscal 2011, the company expects to report revenues in the range of $3.19 billion to $3.22 billion and adjusted diluted earnings per share in the range of $4.40 to $4.43. For the fourth quarter of fiscal 2011, the company expects to report revenues in the range of $787 million to $817 million and adjusted diluted earnings per share in the range of $0.99 to $1.02. Adjusted diluted earnings per share include a normalized income tax rate and exclude transaction and integration costs, non-cash stock-based compensation arising from the merger and amortization of merger accounting intangible assets. This guidance assumes an average exchange rate of 1.60 U.S. dollars to the British Pound for the fourth quarter of fiscal 2011 and 1.40 U.S. dollars to the Euro for the fourth quarter of fiscal 2011.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the third quarter of fiscal 2011. It will be held on Thursday, May 5, 2011, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.towerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay will also be available for one week after the call by dialing 617-801-6888 and using confirmation number 46562753.

About Towers Watson

Towers Watson is a leading global professional services company that helps organizations improve performance through effective people, risk and financial management. With approximately 14,000 full-time and contract associates around the world, we offer solutions in the areas of employee benefits, talent management, rewards, and risk and capital management. Towers Watson was formed on January 1, 2010, from the merger of Towers Perrin and Watson Wyatt, two leading multi-service firms that provide a broad array of consulting services to organizations around the world.

Use of Non-GAAP Measures

The company defines EBITDA as net income before non-controlling interests adjusted for provision for income taxes, interest, depreciation and amortization. We use EBITDA in evaluating our financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe that it is a useful measure for evaluating our results of operations as compared from period to period and in providing a baseline for the evaluation of future operating performance. A reconciliation of net income before non-controlling interests to EBITDA is included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same.

The company also uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities as well as changes in tax law. Adjusted EBITDA and Adjusted diluted earnings per share are not determined in accordance with GAAP. However, we believe these measures are useful in evaluating our results of operations and in providing a baseline for the evaluation of future operating results. Reconciliations of EBITDA to Adjusted EBITDA (and from net income before non-controlling interests, the most comparable GAAP financial measure, to EBITDA), and diluted earnings per share to Adjusted diluted earnings per share are included in the accompanying tables to today’s press release. Adjusted measures of income may not be defined in the same manner by all companies, and our adjusted measures of income may not be comparable to similarly titled measures of other companies.

Non-GAAP measures should be considered in addition to the information contained within our financial statements.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of Towers Watson's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the Towers Perrin and Watson Wyatt businesses will not be integrated successfully; the risk that anticipated cost savings and any other synergies from the merger of Towers Perrin and Watson Wyatt may not be fully realized or may take longer to realize than expected; the ability to successfully make and integrate profitable acquisitions; the risk that the recently announced acquisitions of EMB or Aliquant Corporation are not profitable or are not otherwise successfully integrated; the ability to successfully address issues surrounding the number of company shares that will become freely tradable on January 1, 2012; our ability to respond to rapid technological changes; the ability to recruit and retain qualified employees, particularly given the company’s recent changes in employee compensation plans; and to retain client relationships, particularly in the executive compensation business, given recent Securities and Exchange Commission (SEC) and other regulatory actions; and the risk that a significant or prolonged economic downturn could have a material adverse effect on Towers Watson's business, financial condition and results of operations. Additional risks and factors are identified under “Risk Factors” in Towers Watson’s Annual Report on Form 10-K filed on September 7, 2010 with the SEC, as supplemented in Towers Watson’s Quarterly Report on Form 10-Q filed on November 9, 2010.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

TOWERS WATSON & CO.
Segment Information
(Thousands of U.S. Dollars)
(Unaudited)

Segment Revenue

	Revenue for the Three
	Months Ended Mar. 31		% Change	Currency	Acquisitions/	% Change
	2011	2010	GAAP	Impact	Divestitures	Organic

Benefits	$508,831	$466,036	9%	1%	2%	6%
Risk & Financial Services	208,038	192,740	8%	2%	3%	3%
Talent & Rewards	123,942	122,954	1%	2%	-9%	8%
Reportable Segments	$840,811	$781,730

	Revenue for the Nine
	Months Ended Mar. 31		% Change	Currency	Acquisitions/	% Change
	2011	2010	GAAP	Impact	Divestitures	Organic

Benefits	$1,373,963	$1,380,083	0%	-1%	1%	0%
Risk & Financial Services	547,205	562,248	-3%	-1%	1%	-3%
Talent & Rewards	407,287	418,048	-3%	-1%	-8%	6%
Reportable Segments	$2,328,455	$2,360,379

Note: Revenue for the nine months ended March 31, 2010 is pro forma and assumes the merger between Towers Perrin and Watson Wyatt occurred on July 1, 2009.

Reconciliation of Reportable Segment Revenues to Consolidated Revenues

	Three Months Ended Mar. 31		Nine Months Ended
	2011	2010	Mar. 31, 2011

Reportable Segments	$840,811	$781,730	$2,328,455
Reimbursable Expenses and Other	25,270	22,233	79,731
Consolidated Revenues	$866,081	$803,963	$2,408,186

Segment Net Operating Income

	Three Months Ended Mar. 31		Nine Months Ended
	2011	2010	Mar. 31, 2011

Benefits	$190,452	$150,675	$450,654
Risk & Financial Services	66,586	54,439	142,475
Talent & Rewards	13,640	3,604	79,058
Reportable Segments	$270,678	$208,718	$672,187

Reconciliation of Reportable Segment Net Operating Income to Income before Income Taxes

	Three Months Ended Mar. 31		Nine Months Ended
	2011	2010	Mar. 31, 2011

Reportable Segments	$270,678	$208,718	$672,187
Differences in Allocation Methods	(3,612)	(1,095)	11,353
Amortization of Intangible Assets	(13,737)	(12,492)	(37,149)
Transaction and Integration Expenses	(29,242)	(24,405)	(77,634)
Stock-Based Compensation	(12,100)	(24,018)	(60,016)
Discretionary Compensation	(91,373)	(90,556)	(265,348)
Non-Operating Income	7,218	704	20,191
Other, net	(19,706)	(7,160)	(25,201)
Income before Income Taxes	$108,126	$49,696	238,383

TOWERS WATSON & CO.
Reconciliation of Non-GAAP Measures
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

The company completed the merger of Towers Perrin and Watson Wyatt on January 1, 2010, and is incurring significant transaction and integration costs. The company is also incurring significant non-cash charges from stock-based compensation arising from the merger and the amortization of merger accounting intangible assets. The company's management uses adjusted measures of income to evaluate its performance internally and separately evaluates its performance of transaction and integration activities. Management determined that this information is useful to investors in evaluating its results of operations and providing a baseline for evaluation of future operating results. Reconciliations of our non-GAAP measures to GAAP measures are as follows.

	Three Months		Nine Months
	Ended Mar. 31, 2011		Ended Mar. 31, 2011

Diluted EPS per GAAP	$0.94		$2.03

Transaction and Integration Costs	0.26		0.66
Stock-Based Compensation	0.11		0.52
Amortization of Merger Accounting Intangible Assets	0.12		0.33
Non-recurring Other Income	(0.06)		(0.14)
Other Merger-related tax items	-		0.01

Adjusted Diluted EPS	$1.37		$3.41

	Three Months Ended
	Mar. 31, 2011		Mar. 31, 2010

Net Income Before Non-Controlling Interests	$69,910		$9,367
Provision for Income Taxes	38,216		40,329
Interest, net	1,564		1,104
Depreciation and Amortization	33,990		32,834
EBITDA	$143,680		$83,634

EBITDA and EBITDA Margin	$143,680	16.6%	83,634	10.4%

Transaction and Integration Costs	29,242	3.4%	24,405	3.0%
Stock-Based Compensation	12,100	1.4%	24,018	3.0%
Other Non-Operating (Income) Loss (a)	(7,417)	-0.9%	345	0.0%

Adjusted EBITDA and EBITDA Margin	$177,605	20.5%	132,402	16.5%

	Nine Months Ended
	Mar. 31, 2011		Mar. 31, 2010

Net Income Before Non-Controlling Interests	$152,220		63,076
Provision for Income Taxes	86,163		77,792
Interest, net	5,808		1,618
Depreciation and Amortization	95,395		69,019
EBITDA	$339,586		$211,505

EBITDA and EBITDA Margin	$339,586	14.1%	$211,505	12.9%

Transaction and Integration Costs	77,634	3.2%	49,697	3.0%
Stock-Based Compensation	60,016	2.5%	24,018	1.5%
Other Non-Operating Income (a)	(20,675)	-0.9%	(2,391)	-0.1%

Adjusted EBITDA and EBITDA Margin	$456,561	19.0%	$282,829	17.3%

(a) Other non-operating income includes income from affiliates and other non-operating income

TOWERS WATSON & CO.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010

Revenue	$866,081	$803,963	$2,408,186	$1,637,922

Costs of providing services:
Salaries and employee benefits	539,489	537,706	1,530,595	1,062,251
Professional and subcontracted services	59,354	52,139	177,495	102,004
Occupancy	35,124	35,735	106,939	73,402
General and administrative expenses	66,609	69,999	196,612	141,454
Depreciation and amortization	33,990	32,834	95,395	69,019
Transaction and integration expenses	29,242	24,405	77,634	49,697
	763,808	752,818	2,184,670	1,497,827

Income from operations	102,273	51,145	223,516	140,095

Income (loss) from affiliates	199	(1,049)	484	(1,213)
Interest income	1,224	1,169	3,808	1,708
Interest expense	(2,788)	(2,273)	(9,616)	(3,326)
Other non-operating income	7,218	704	20,191	3,604

Income before income taxes	108,126	49,696	238,383	140,868

Provision for income taxes	38,216	40,329	86,163	77,792

Net income before non-controlling interests	69,910	9,367	152,220	63,076

Net income attributable to non-controlling interests	674	552	1,639	608

Net Income attributable to controlling interests	$69,236	$8,815	$150,581	$62,468

Earnings per share:
Net income attributable to controlling interests - basic	$0.94	$0.12	$2.03	$1.16
Net income attributable to controlling interests - diluted	$0.94	$0.12	$2.03	$1.16

Weighted average shares of common stock, basic (000)	73,970	76,414	74,159	53,777
Weighted average shares of common stock, diluted (000)	74,033	76,416	74,225	53,920

TOWERS WATSON & CO.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)
	March 31,	June 30,
	2011	2010

Assets
Cash and cash equivalents	$381,372	$435,927
Restricted cash	130,959	164,539
Short-term investments	32,831	51,009
Receivables from clients:
Billed, net of allowances of $13,389 and $7,975	477,733	421,602
Unbilled, at estimated net realizable value	290,164	215,912
	767,897	637,514
Other current assets	142,970	156,312
Total current assets	1,456,029	1,445,301
Fixed assets, net	229,226	227,308
Deferred income taxes	282,182	344,481
Goodwill	1,975,600	1,717,295
Intangible assets, net	681,558	683,487
Other assets	172,300	155,745

Total Assets	$4,796,895	$4,573,617

Liabilities
Accounts payable, accrued liabilities and deferred income	$587,658	$409,308
Reinsurance payables	125,026	164,539
Notes payable	98,841	201,967
Other current liabilities	193,842	189,966
Total current liabilities	1,005,367	965,780
Revolving credit facility	-	-
Accrued retirement benefits	918,879	1,061,557
Professional liability claims reserve	309,713	335,034
Other noncurrent liabilities	184,608	246,574

Total Liabilities	2,418,567	2,608,945

Commitments and contingencies

Stockholders' Equity
Class A Common Stock - $.01 par value:
300,000,000 shares authorized; 57,884,465 and 47,160,497 issued and
57,307,680 and 47,160,497 outstanding	579	472
Class B Common Stock - $.01 par value:
93,500,000 shares authorized; 16,679,003 and 27,043,196 issued and
16,679,003 and 27,043,196 outstanding	167	270
Additional paid-in capital	1,759,561	1,679,624
Treasury stock, at costs - 576,785 and 0 shares	(29,622)	-
Retained earnings	845,670	711,570
Accumulated other comprehensive loss	(208,506)	(436,329)
Total Stockholders' Equity	2,367,849	1,955,607
Non-controlling interest	10,479	9,065
Total Equity	2,378,328	1,964,672

Total Liabilities and Total Equity	$4,796,895	$4,573,617

CONTACT:
Towers Watson
Mary Malone, +1 703-258-7841
mary.malone@towerswatson.com